Exhibit 99.1

Grocery Outlet Appoints Frank Kerr to Chief Store Operations Officer
Emeryville, CA – August 26, 2025 – Grocery Outlet Holding Corp. (NASDAQ: GO) ("Grocery Outlet," the "Company," "we" or "our"), a high-growth, extreme value retailer of quality, name-brand consumables and fresh products, today announced the appointment of Frank Kerr to Executive Vice President, Chief Store Operations Officer, effective September 15, 2025.
Mr. Kerr has more than a decade of progressive leadership experience in the grocery retail space, and has a strong track record of driving growth, efficiency, and profitability across large store fleets. He joins Grocery Outlet from Lidl US, where he most recently served as the company’s Senior Vice President, Operations, and its Chief Customer Officer. During his tenure with Lidl, he oversaw the grocer’s expansion into the U.S., achieving significant market share gains while delivering consistent top- and bottom-line results. Mr. Kerr previously served as Vice President of Retail Operations for Save A Lot, where he drove improvements in operational performance across the company’s fleet of more than 900 retail partner licensed grocery stores.
“Frank’s proven leadership experience in grocery retail and the exceptional results he has achieved throughout his career, in both licensee and traditional grocery models, make him an ideal leader of our store operations team,” said Jason Potter, President and CEO of Grocery Outlet. “Frank brings operational expertise across a multitude of functional areas, including store operations, marketing, strategy, and market expansion, to support our independent operators to drive execution and store performance in our next chapter of profitable growth. We look forward to welcoming Frank to our team.”
“I’m thrilled to be joining the Grocery Outlet team and to be part of the company’s mission focused on making a positive difference in the lives of customers by offering exceptional value and a shopping experience they’ll love,” said Mr. Kerr. “I look forward to partnering with our team and our independent operators to bring that mission to life every day through strong execution in stores, while delivering sustainable growth and stronger profitability for the benefit of all of our stakeholders.”
About Grocery Outlet
Based in Emeryville, California, Grocery Outlet is a high-growth, extreme value retailer of quality, name-brand consumables and fresh products sold primarily through a network of independently operated stores. Grocery Outlet and its subsidiaries have more than 550 stores in California, Washington, Oregon, Pennsylvania, Tennessee, Idaho, Nevada, Maryland, North Carolina, New Jersey, Ohio, Georgia, Alabama, Delaware, Kentucky and Virginia.
Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release other than statements of historical fact may constitute forward-looking statements. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “project,” “seek,” “will,” and similar expressions, are intended to identify such forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those expressed or implied by any forward-looking statements, including the factors discussed under “Risk Factors” in the Company’s most recent annual report on Form 10-K and in other subsequent reports the Company files with the United States Securities and Exchange Commission (the “SEC”). The Company’s periodic filings are accessible on the SEC’s website at www.sec.gov.

INVESTOR RELATIONS CONTACTS:
Ian Ferry
(510) 244-3703
iferry@cfgo.com
Ron Clark
(646) 776-0886
ron@ellipsista.com
MEDIA CONTACT:
Layla Kasha
(510) 379-2176
lkasha@cfgo.com

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